Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-85430

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement, together with the accompanying prospectus, is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 23, 2006

Preliminary Prospectus Supplement

(To Prospectus dated April 10, 2002)

$

$              Floating Rate Notes due

$             % Notes due

$             % Notes due

We are offering $              of floating rate notes due                     , $             of         % notes due                     and $              of          % notes due             .

The floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus         % per year. The             notes will bear interest at a rate of         % per year, and the                    notes will bear interest at a rate of         % per year. We will pay interest on the floating rate notes quarterly on                     ,                    ,                      and                      of each year, beginning                     , 2006. We will pay interest on the                      notes and the                      notes semi-annually on                      and                      of each year, beginning on                     , 2006. Interest on the notes will accrue from May     , 2006. The notes may not be redeemed prior to maturity.

The notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt and other obligations from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Gannett, before expenses(1)
Per Floating Rate Note	%	%	%
Total	$	$	$
Per Note	%	%	%
Total	$	$	$
Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from May , 2006.

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about May     , 2006.

Joint Book-Running Managers

Banc of America Securities LLC	Barclays Capital	JPMorgan

May     , 2006

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus regarding this offering. You must not rely on any unauthorized information or representation. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of the date of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement and the accompanying prospectus.

The following information concerning Gannett should be read in conjunction with the information contained in the accompanying prospectus. Capitalized terms used and not defined in this prospectus supplement have the same meanings as in the accompanying prospectus. The words “Gannett,” “we,” “us” and “our” as used in this prospectus supplement refer only to Gannett Co., Inc. and its consolidated subsidiaries except that in the section entitled “Description of the Notes,” such terms refer solely to Gannett Co., Inc. and not any of its subsidiaries.

Forward-looking information

Certain statements made in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference) may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “expect”, “intend”, “believe”, “anticipate”, “likely”, “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated in the forward-looking statements. Except as required by law, the company is not responsible for updating, or revising any forward-looking statements, whether as a result of new information, future events or otherwise.

Potential risks and uncertainties which could adversely affect the company’s ability to obtain these results include, without limitation, the following factors: (a) increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising; (b) an economic downturn in some or all of the company’s principal newspaper or broadcasting markets leading to decreased circulation or local, national or classified advertising; (c) a decline in general newspaper readership and/or advertiser patterns as a result of competitive alternative media or other factors; (d) an increase in newsprint or syndication programming costs over the levels anticipated; (e) labor disputes which may cause revenue declines or increased labor costs; (f) acquisitions of new businesses or dispositions of existing businesses; (g) a decline in viewership of major networks and local news programming; (h) rapid technological changes and frequent new product introductions prevalent in electronic publishing; (i) an increase in interest rates; (j) a weakening in the Sterling to U.S. dollar exchange rate; and (k) general economic, political and business conditions.

Gannett Co., Inc.

We are an international news and information company. We publish newspapers and operate television stations and are engaged in marketing, commercial printing, a newswire service, data services and news programming.

Our newspapers make up the largest newspaper group in the United States in daily circulation. We own 90 U.S. daily newspapers, including USA TODAY, the nation’s largest-selling daily newspaper. We also own USA WEEKEND, a weekly newspaper magazine, and more than 1,000 non-daily publications.

Newsquest plc, a wholly owned Gannett subsidiary, is the second largest regional newspaper publisher in the United Kingdom with a portfolio of over 300 titles. Its publications include 17 daily newspapers. Newsquest also publishes a variety of non-daily publications, including Berrow’s Worcester Journal, the oldest continuously published newspaper in the world.

Our broadcasting division includes 21 television stations. We are also an Internet leader with Web sites operated by most of our TV stations and newspapers, including USATODAY.com, one of the most popular news sites on the Web.

Our principal executive offices are located at 7950 Jones Branch Drive, McLean, Virginia 22107; telephone (703) 854-6000.

Use of proceeds

We estimate the net proceeds to us from the offering to be approximately $            , after deducting the underwriters’ discounts and commissions and our offering expenses. We intend to use the net proceeds from the offering to repay a portion of our outstanding commercial paper and for general corporate purposes. Our commercial paper approximated $3.4 billion at March 26, 2006, with a weighted average interest rate of approximately 4.7% and an average maturity of approximately 23 days.

Selected financial information

The following selected financial information with respect to the fiscal years ended December 30, 2001, December 29, 2002, December 28, 2003, December 26, 2004 and December 25, 2005 has been derived from the audited financial statements contained in Gannett’s Annual Reports on Form 10-K, all as filed with the Securities and Exchange Commission and incorporated in this prospectus supplement and the accompanying prospectus by reference. The selected financial information at and for the fiscal quarters ended March 26, 2006 and March 27, 2005 has been derived from our unaudited consolidated financial statements from those periods. The selected financial information set forth below insofar as it relates to the fiscal years ended December 28, 2003, December 30, 2004 and December 25, 2005, should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Position,” and the audited financial statements and notes thereto included in Gannett’s Annual Report on Form 10-K dated February 24, 2006, which is incorporated in this prospectus supplement and the accompanying prospectus by reference. The selected financial information set forth below insofar as it relates to the fiscal quarters ended March 26, 2006 and March 27, 2005 should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Position,” and the unaudited financial statements and notes thereto included in Gannett’s Quarterly Report on Form 10-Q dated May 4, 2006, which is incorporated in this prospectus supplement and the accompanying prospectus by reference.

	Three months ended		Years ended
(In thousands, except per share amounts and ratios)	03/26/06	03/27/05	12/25/05	12/26/04	12/28/03	12/29/02	12/30/01
	(1)	(1)
INCOME STATEMENT DATA
Net operating revenues	$1,882,541	$1,768,450	$7,598,939	$7,283,662	$6,616,034	$6,329,989	$6,204,219
Operating income	419,306	447,560	2,048,071	2,112,476	1,946,462	1,891,134	1,553,402
Interest expense	(64,721)	(44,938)	(210,625)	(140,647)	(139,271)	(146,359)	(221,854)
Other	(176)	(10,919)	(19,591)	(11,646)	(1,434)	(15,422)	2,616
Income before income taxes	354,409	391,703	1,817,855	1,960,183	1,805,757	1,729,353	1,334,164
Provision for income taxes	119,100	130,900	606,600	664,800	616,000	591,000	525,600
Income from continuing operations	235,309	260,803	1,211,255	1,295,383	1,189,757	1,138,353	808,564
Income from continuing operations: per basic/diluted share	$0.99/$0.99	$1.03/$1.03	$4.94/$4.92	$4.89/$4.84	$4.41/$4.38	$4.27/$4.23	$3.05/$3.03
Cash dividends declared per share	0.29	0.27	1.12	1.04	0.98	0.94	0.90

Comparable Basis Reporting
Income from continuing operations, as reported	$235,309	$260,803	$1,211,255	$1,295,383	$1,189,757	$1,138,353	$808,564
Adjustment for SFAS No. 142: add back goodwill amortization, net of tax(2)	—	—	—	—	—	—	215,688
Adjusted income from continuing operations	$235,309	$260,803	$1,211,255	$1,295,383	$1,189,757	$1,138,353	$1,024,252
Adjusted income from continuing operations: per basic/diluted share	$0.99/0.99	$1.03/1.03	$4.94/4.92	$4.89/$4.84	$4.41/$4.38	$4.27/$4.23	$3.87/$3.84

				As of
	03/26/06	03/27/05	12/25/05	12/26/04	12/28/03	12/29/02	12/30/01

BALANCE SHEET DATA
Current assets	$1,333,380	$1,341,893	$1,462,071	$1,392,184	$1,223,261	$1,133,079	$1,178,198
Current liabilities	1,033,506	1,050,982	1,096,341	1,005,450	961,837	958,625	1,127,737
Total assets	15,593,867	15,263,578	15,743,396	15,420,740	14,706,239	13,733,014	13,096,101
Long-term debt	5,151,449	4,707,625	5,438,273	4,607,743	3,834,511	4,547,265	5,080,025
All other long-term liabilities	1,624,466	1,529,624	1,613,044	1,552,184	1,394,471	1,315,329	1,152,417
Shareholders’ equity	7,759,665	7,884,767	7,570,562	8,164,002	8,422,981	6,911,795	5,735,922
Total liabilities and shareholders’ equity	$15,593,867	$15,263,578	$15,743,396	$15,420,740	$14,706,239	$13,733,014	$13,096,101

(1)	We began reporting stock compensation expense in the first quarter of 2006 as required by Statement of Financial Accounting Standards No. 123 (R) “Share-Based Payments”. This non-cash expense totaled $11.2 million ($7.0 million after tax or $0.03 per share) in the quarter. Had the provisions of SFAS 123(R) been effective for the first quarter of 2005, stock compensation expense would have been $18.8 million ($11.7 million after tax or $0.04 per basic share and $0.05 per diluted share). Refer to Note 3 “Stock-based Compensation” beginning on page 12 of our Form 10-Q for the quarter ended March 26, 2006 for further information concerning this matter.
(2)	As if Statement of Financial Accounting Standards No. 142 (SFAS No. 142), which was adopted beginning in 2002 and eliminated the amortization of goodwill and indefinite-lived intangible assets, had also been in effect for the year 2001.

Ratio of earnings to fixed charges

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated. The pro forma ratio of earnings to fixed charges assumes that the transactions discussed herein had occurred as of December 26, 2005 (with respect to the information for the three months ended March 26, 2006) and as of December 27, 2004 (with respect to the information for 2005):

	Three months ended March 26, 2006	As of fiscal year end
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges(1)	6.2x	8.8x	13.0x	12.4x	11.4x	6.5x
Pro forma ratio of earnings to fixed charges(2)	5.7x	7.5x

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interests in consolidated subsidiaries and income or loss from Gannett’s equity investments, plus fixed charges. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense that Gannett believes to be a reasonable estimate of the interest factor.
(2)	Pro forma ratio of earnings to fixed charges assumes proceeds of this offering were used to pay down our commercial paper obligations.

Description of the notes

General

We will issue each of the floating rate notes due             , the         % notes due              and the         % notes due             , which we refer to collectively as the “notes”, under an indenture dated as of March 1, 1983 between us and Citibank, N.A., as trustee, as amended and supplemented. We refer to the indenture and its amendments and supplements together as the indenture. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. The terms of the notes will include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The indenture provides that we will appoint a trustee under the indenture with respect to each new series of securities issued under the indenture. The appointed trustee will serve with respect to only that series, unless we specifically appoint them to serve as trustee with respect to any preceding or succeeding series of securities. We have appointed Wells Fargo Bank, National Association to serve as trustee with respect to the notes. Wells Fargo Bank, National Association serves as a lender under one or more of our revolving credit facilities. The following statements are subject to the detailed provisions of the indenture, a copy of which is filed or incorporated by reference as an exhibit to the registration statement on Form S-3 of which this prospectus supplement and the accompanying prospectus are a part.

The notes will be unsecured and rank equally with all of our other unsecured and unsubordinated debt and other obligations from time to time outstanding. The notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. The floating rate notes, the              notes and the                 notes will be initially issued in aggregate principal amounts of $            , $             and $            , respectively. We may, without the consent of the holders of the notes, create and issue additional notes of a particular series ranking equally with the notes of that series and otherwise similar in all respects except for the issue date and the issue price. Such further notes of a particular series shall be consolidated and form a single series with the series of notes of that series offered by this prospectus supplement and the accompanying prospectus.

The floating rate notes will mature on                     , the                     notes will mature on              and the              notes will mature on                     .

All payments on the notes will be made, and transfers of each series of notes will be registrable, at the trustee’s office in New York, unless we designate another place for such purpose.

The notes may not be redeemed prior to maturity. There will be no sinking fund for the notes.

The provisions of the indenture do not afford holders of the notes protection in the event of a change in control, highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the notes.

Interest

Floating rate notes

The floating rate notes will bear interest for each interest period at a rate determined by the calculation agent. The calculation agent is Wells Fargo Bank, National Association until such time as we appoint a successor calculation agent. The interest rate on the floating rate notes for a particular interest period will be a per annum rate equal to three-month LIBOR as determined on the interest determination date plus         %. The interest determination date for an interest period will be the second London Business Day preceding such interest period. Promptly upon determination, the calculation agent will inform the trustee and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the floating rate notes, the trustee and us.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Telerate Page 3750” as of 11:00 a.m., London time, or if the “Telerate Page 3750” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P. page “BBAM.”

If such rate does not appear on “Telerate Page 3750” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with us) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

Upon request from any holder of floating rate notes, the calculation agent will provide the interest rate in effect for the floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the floating rate notes will accrue from                     , 2006, or from the most recent interest payment date to which interest has been paid or provided for to but excluding the relevant interest payment date provided that if an interest payment date for the floating rate notes (other than the maturity date) falls on a day that is not a Business Day, the interest payment date shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case, the interest payment date shall be the immediately preceding Business Day. If the maturity date of the floating rate notes falls on a day that is not a Business Day, then we will make the required payment of principal and interest on the following day which is a Business Day, as if it were made on the date such payment was due. Interest will not accrue as a result of any postponed or delayed

payment at maturity in accordance with this paragraph. We will make interest payments on the floating rate notes quarterly on                     ,                     ,              and                      of each year, beginning on                     , 2006, to the person in whose name those notes are registered at the close of business on the fifteenth calendar day preceding the interest payment date. Interest on the floating rate notes will be computed on the basis of the actual number of days in an interest period and a 360-day year.

Fixed rate notes

Interest on the              notes will accrue at the rate of         % per year and interest on the              notes will accrue at the rate of         % per year. In each case, interest will be payable semi-annually on                  and                      of each year, commencing                     , 2006. We will make each interest payment to the holders of record of each series of fixed rate notes on the immediately preceding                      and                     . Interest on each series of fixed rate notes will accrue from                     , 2006.

Interest payments in respect of the                      notes and the                      notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to such notes) to but excluding the applicable interest payment date or maturity date, as the case may be.

If any interest payment date or maturity date with respect to the                      notes or the                      notes falls on a day that is not a Business Day, the required payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or maturity date, as the case may be, to the date of such payment on the next succeeding Business Day.

Interest on the              notes and the              notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

As used in this prospectus supplement, “Business Day” means any day, other than a Saturday or Sunday on which banking institutions in New York City are not required or authorized by law or regulation to close, provided that, with respect to the floating rate notes, the day is also a London Business Day.

A “London Business Day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Book-entry, delivery and form

The notes will be issued in the form of one or more global securities that will be deposited with The Depository Trust Company (“DTC” or the “depositary”) or its nominee and registered in the name of DTC or its nominee, Cede & Co. Investors may elect to hold interests in the notes through either DTC (in the United States), Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”). Upon the issuance of a global security, the depositary for such global security will credit the respective principal amounts of the notes represented by such global security to the accounts of institutions that have accounts with the depositary or its nominee. We refer to such institutions as participants. Ownership of beneficial interests in such global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of beneficial interests in global securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture governing such notes. Owners of beneficial interests in such global securities will not be entitled to have notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Payment of principal of and any interest on the notes registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of the global security. None of us, the trustee, or any paying agent for such notes will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of any principal or interest in respect of the global security, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to those who hold beneficial interests through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

A global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive registered form in exchange for the global security representing such notes. In addition, we may at any time and in our sole discretion determine not to have any notes represented by one or more global securities and, in such event, will issue notes in definitive form in exchange for all of the global securities representing such notes. Notes issued in definitive form will be issued as registered securities in denominations, of $1,000 and integral multiples of $1,000.

Links have been established among DTC, Clearstream and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, there may by problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Same-day settlement and payment

Settlement for the notes will be made by the underwriters in immediately available funds. So long as the depositary continues to make its same-day funds settlement system available to us, all payments of principal of and interest on the notes will be made in immediately available funds, and, to the extent that secondary market trading in the notes is effected on the depositary’s same-day funds settlement system, such trading will be settled in immediately available funds.

The depositary

The depositary has advised us and the underwriters that the depositary is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities for its participants. The depositary also eliminates the need for physical movement of securities certificates by facilitating the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in the direct participants’ accounts. Direct participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its direct and indirect participants are on file with the Securities and Exchange Commission.

U.S. federal income taxation

The following summary describes the principal U.S. federal income (and, in the case of non-U.S. holders, federal estate) tax consequences of the purchase, ownership and sale or other taxable disposition of notes. This summary is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings and practice. We cannot assure you that the Internal Revenue Service (“IRS”) will not take a contrary view or that a court will not sustain a challenge by the IRS, and no ruling from the IRS has been or will be sought. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of notes.

The following discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special rules under the U.S. federal income tax laws, such as individual retirement and other tax-deferred accounts, real estate investment trusts, regulated investment companies, insurance companies, tax exempt organizations, dealers in securities or currencies, financial institutions, persons holding notes as part of a hedging, straddle, or conversion transaction, persons liable for the alternative minimum tax, traders in securities that have elected the mark-to-market method, controlled foreign corporations, passive foreign investment companies, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates and persons whose functional currency is not the U.S. dollar. This discussion deals only with notes held as capital assets and purchased by the holder for cash at the initial issue price as part of the initial offering of the notes. This discussion does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. As used herein, a “U.S. holder” of a note means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons (as defined in the Code) have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisor.

Prospective purchasers of the notes should consult their own tax advisors as to the particular tax consequences of acquiring, holding, and disposing of the notes in light of their particular situations, including the applicability and effect of any federal, state, local, or foreign tax laws, and the prospects for, and the potential impact of, any changes in the applicable tax laws.

U.S. holders

Stated interest.    U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with their regular method of accounting.

Sale or exchange of notes.    If a note is sold or exchanged (including by reason of redemption or retirement), the disposing U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange (less any accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. holder’s tax basis in the note. A U.S. holder’s initial tax basis in a note will generally be equal to such holder’s cost of the note. At any time, a U.S. holder’s tax basis in a note will generally be equal to his initial tax basis, minus any principal payments received by such holder.

Any gain or loss on the sale or exchange of a note will be capital gain or loss. Any capital gain or loss recognized on the sale or exchange of a note will be long-term capital gain or loss if the note was held for more than one year as of the time of its disposition. Under current law, net capital gains of certain non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

A non-U.S. holder will, subject to the discussion of backup withholding below, generally not be subject to U.S. federal withholding taxes on payments of interest on any notes provided that:

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of Gannett,

•	the non-U.S. holder is not a controlled foreign corporation related to Gannett through stock ownership,

•	the beneficial owner is not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business, and

•	Gannett or its agent receives certification, under penalties of perjury, either from the beneficial owner of the note on IRS Form W-8BEN (or successor form) certifying that the beneficial owner is not a U.S. person and providing the owner’s name and address, and U.S. taxpayer identification number, if any, or in the case of a note held by a securities clearing organization, a bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner, from the securities clearing organization, bank or other financial institution (as applicable), in each case certifying, under penalties of perjury, to Gannett or its paying agent, as the case may be, that it has received an IRS Form W-8BEN (or successor form) from the beneficial holder or other intermediate financial institution and a copy of such certification is furnished to the paying agent. Special certification rules apply for notes held by a foreign partnership and other intermediaries.

Payments of interest to non-U.S. holders not meeting the requirements of the prior paragraph will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the note provides Gannett with a properly executed IRS Form W-8BEN claiming an exemption from withholding under the benefit of a tax treaty or a properly executed IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the owner’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (and, if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment (or in the case of an individual, a fixed base) maintained by the non-U.S. holder in the United States) and interest on the note is effectively connected with the conduct of such trade or business, the non-U.S. holder will generally be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For purposes of the branch profits tax, interest on a note will be included in such foreign corporation’s earnings and profits.

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder upon the sale or disposition of a note will not be subject to U.S. federal income or withholding tax if such gain is not effectively connected with the conduct of a trade or business in the United States of such holder and in the case of an individual holder, the holder is not present in the United States for a period or periods aggregating 183 days in the taxable year of the sale or disposition.

An individual holder of a note who is not a citizen or resident of the United States at the time of his or her death will not be subject to U.S. federal estate tax with respect to the note as a result of such individual’s death if the holder does not own, actually or constructively, on the date of death 10% or more of the total combined voting power of all classes of the voting stock of Gannett, and any interest received on the note, if received by the holder at the time of his or her death, would not be effectively connected with the conduct of a trade or business in the United States.

Backup withholding and information reporting

U.S. holders.    Certain noncorporate U.S. holders of notes will be subject to information reporting requirements with respect to payments of principal and interest made on a note and the payment of proceeds from the sale of a note within the United States. Backup withholding tax, currently at a rate of 28%, may apply to such payments if the U.S. holder fails to furnish his Taxpayer Identification Number (“TIN”) which, in the case of an individual, is his Social Security number, furnishes an incorrect TIN, is notified by the IRS that he has failed to properly report payments of interest or dividends, or under certain circumstances, fails to certify, under penalties of perjury, that he furnished a correct TIN and has not been notified by the IRS that he is subject to backup withholding tax and information reporting requirements. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. holders.    Information reporting will generally apply to payments of interest on the notes to non-U.S. holders and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Under current Treasury Regulations, backup withholding will not apply to payments of principal and interest on notes to a non-U.S. holder that Gannett or any paying agent makes, provided that Gannett has received valid certifications meeting the requirements of the Code and neither

Gannett nor the paying agent has actual knowledge or reason to know that the holder is a U.S. person for purposes of the backup withholding tax requirements. Failure to provide valid certifications in accordance with the requirements of the Code and the applicable Treasury Regulations could subject the non-U.S. holder to backup withholding even if the holder is otherwise entitled to an exemption from backup withholding.

If provided by a beneficial owner, the certification must give the name and address of such owner, state that the owner is not a U.S. person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and must be signed by the owner under penalties of perjury. If provided by a financial institution, other than a financial institution that is a qualified intermediary, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in the certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. Generally, the furnishing of the names of the non-U.S. holders and a copy of the non-U.S. holders’ certificates by a financial institution will not be required where the financial institution is a qualified intermediary which has entered into a withholding agreement with the IRS pursuant to the Treasury Regulations.

In addition, if the foreign office of a foreign broker pays the proceeds of the sale of a note to the seller of the note, backup withholding and information reporting generally will not apply. However, if such broker is for U.S. federal income tax purposes:

•	a U.S. person,

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

•	a controlled foreign corporation, or

•	a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or which, at any time during its tax year, is engaged in the conduct of a trade or business in the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Moreover, the payment by the foreign office of other brokers of the proceeds of the sale of the notes (including any accrued but unpaid interest) will not be subject to backup withholding, unless the payor has actual knowledge or reason to know that the payee is a U.S. person.

Principal and interest so paid by the U.S. office of a custodian, nominee or agent, or the payment of the proceeds of a sale of a note by the U.S. office of a broker is subject to the backup withholding and information reporting requirements unless the beneficial owner certifies its non-U.S. status under penalties of perjury, as described above (and the broker does not have actual knowledge or reason to know that the payee is a U.S. person), or otherwise establishes an exemption.

The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Underwriting

Banc of America Securities LLC, Barclays Capital Inc. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal amount of floating rate notes	Principal amount of notes	Principal amount of notes
Banc of America Securities LLC	$	$	$
Barclays Capital Inc.	$	$	$
J.P. Morgan Securities Inc.	$	$	$

Total	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes offered if they purchase any of the notes offered.

The underwriters propose to offer the notes initially at the public offering prices set forth on the cover page of this prospectus supplement and to certain securities dealers at these prices less a concession not to exceed         % of the principal amount of the floating rate notes,         % of the principal amount of the              notes and         % of the principal amount of the              notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed         % of the principal amount of the floating rate notes,         % of the principal amount of the              notes and         % of the principal amount of the              notes. After the initial offering of the notes to the public, the offering prices and other selling terms may be changed by the underwriters.

The following table shows the underwriting discounts relating to this offering:

Underwriting discounts
Per floating rate note	$
Per note	$
Per note	$

There is presently no established trading market for the notes, and we do not intend to apply to list the notes on a national securities exchange or have them quoted on an automated quotation system. The underwriters have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than would otherwise be the case in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice.

We estimate that our total expenses for this offering will be approximately $            .

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and/or perform financial advisory services for us for which they received, or will receive, customary fees and expenses. More than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities who are affiliated with members of the National Association of Securities Dealers, Inc., or NASD, who are participating in this offering, or by their affiliates or associated persons. As a result, this offering is being conducted in compliance with the NASD Conduct Rule 2710(h).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of these liabilities.

In relation to each Member State of the European Community that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to and agreed by the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or to subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21 of the FSMA does not apply to Gannett; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters will be passed on for Gannett by Todd A. Mayman, Esq., Vice President, Associate General Counsel and Secretary of Gannett, Nixon Peabody LLP, Washington, D.C. and Hogan & Hartson L.L.P., and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. As of May 10, 2006, Mr. Mayman beneficially owned 55,241 shares of Gannett common stock, including 52,040 shares which Mr. Mayman has the right to acquire within 60 days of May 10, 2006 upon the exercise of stock options.

Experts

The consolidated financial statements of Gannett Co., Inc. for 2005 appearing in our most recent Annual Report (Form 10-K) for the year ended December 25, 2005, and Gannett Co., Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 25, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Gannett Co., Inc.’s consolidated financial statements for 2004 and 2003 are incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 25, 2005 and have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC, a registration statement under the Securities Act that registers the distribution of the notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the Securities and Exchange Commission (“SEC”) allow us to omit certain information included in the registration statement from this prospectus supplement.

In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information, or obtain copies of this information by mail, at prescribed rates, from the SEC’s Public Reference Room at the following location:

U.S. Securities and Exchange Commission

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus supplement and accompanying prospectus incorporate by reference the documents listed below that we have previously filed with the SEC. The SEC file number for all of the incorporated documents is 1-6961.

Company SEC filings	Period
Annual Report on Form 10-K	Year ended December 25, 2005
Quarterly Report on Form 10-Q	Quarter ended March 26, 2006
Current Reports on Form 8-K	Filed January 17, 2006 (as amended February 21, 2006) and March 27, 2006

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus supplement and accompanying prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. You can obtain documents incorporated by reference in this prospectus supplement and accompanying prospectus by requesting them in writing or by telephone from us at the following address:

Secretary

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Telephone: (703) 854-6000

Prospectus

Gannett Co., Inc.

$2,500,000,000

Debt Securities and Warrants to Purchase Debt Securities

We may offer from time to time up to $2,500,000,000 principal amount, or the equivalent thereof in one or more foreign currencies or currency units, of our unsecured debt securities consisting of notes, debentures or other evidences of indebtedness, or warrants to purchase debt securities.

The terms of each series of debt securities will be set forth in a prospectus supplement. You should read this prospectus and the prospectus supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell debt securities and warrants to purchase debt securities directly, through agents or through underwriters or dealers.

The date of this prospectus is April 10, 2002

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell debt securities or warrants to buy debt securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page ii of this prospectus.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

Where you can find more information

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the debt securities and warrants to purchase debt securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC.

Public Reference Room

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Room 1300

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed

ii

separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

Company SEC Filings	Period
Annual Report on Form 10-K	Year ended December 30, 2001
Current Reports on Form 8-K	Filed March 11, 2002 and March 14, 2002

We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the termination of the offering of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Secretary

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Telephone: (703) 854-6000

Forward-looking information

Certain statements made in this prospectus and in our other documents filed with the SEC contain forward-looking information. The words “expect”, “intend”, “believe”, “anticipate”, “likely”, “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated in the forward-looking statements and, accordingly, readers are encouraged not to place undue reliance on such statements.

Potential risks and uncertainties which could adversely affect our ability to obtain these results include, without limitation, the following factors: increased consolidation among major retailers or other events which may adversely affect business operations of major customers and depress the level of local and national advertising; a continued economic downturn in some or all of our principal newspaper or television markets leading to decreased circulation or local, national or classified advertising; a decline in general newspaper readership patterns as a result of competitive alternative media or other factors; an increase in newsprint or syndication programming costs over the levels anticipated; labor disputes which may cause revenue declines or increased labor costs; acquisitions of new businesses or dispositions of existing businesses; a decline in viewership of major networks and local news programming; rapid technological changes and frequent new product introductions prevalent in electronic publishing; an increase in interest rates; a weakening in the Sterling to U.S. dollar exchange rate; and general economic, political and business conditions.

iii

Gannett Co., Inc.

We are an international news and information company. We publish newspapers and operate television stations and are engaged in marketing, commercial printing, a newswire service, data services and news programming.

Our newspapers make up the largest newspaper group in the United States in daily circulation. We own 95 U.S. daily newspapers, including USA TODAY, the nation’s largest-selling daily newspaper. We also own USA WEEKEND, a weekly newspaper magazine, and more than 300 non-daily publications.

Newsquest plc, a wholly owned Gannett subsidiary, is one of the largest regional newspaper publishers in the United Kingdom with a portfolio of over 300 titles. Its publications include 15 daily newspapers. Newsquest also publishes a variety of non-daily publications, including Berrow’s Worcester Journal, the oldest continuously published newspaper in the world.

Our broadcasting division includes 22 television stations. We are also an Internet leader with web sites operated by most of our TV stations and newspapers, including USATODAY.com.

Our principal executive offices are located at 7950 Jones Branch Drive, McLean, Virginia 22107; telephone (703) 854-6000.

Use of proceeds

Except as otherwise may be set forth in the prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds from the sale of the securities to our general funds. These funds will be used for general corporate purposes, including capital expenditures, working capital, securities repurchase programs, repayment of long term and short term debt and the financing of future acquisitions. We may also invest funds which are not required immediately in short term marketable securities.

Description of debt securities

The debt securities which we are offering pursuant to this prospectus will be issued under an Indenture dated as of March 1, 1983 between us and Citibank, N.A., as trustee, as amended. We refer to these documents together as the indenture. The indenture provides that we will appoint a trustee under the Indenture with respect to each new series of securities thereunder. The appointed trustee will serve with respect to only that series, unless we specifically appoint them to serve as trustee with respect to any preceding or succeeding series of securities. The following statements are subject to the detailed provisions of the indenture, a copy of which is filed or incorporated by reference as an exhibit to the registration statement on Form S-3 of which this prospectus is a part. Wherever references are made to particular provisions of the indenture, such provisions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such reference.

General

The indenture does not limit the amount of debt securities which may be issued thereunder. You are urged to read the prospectus supplement relating to a particular series of debt securities being offered which will include the following terms of the debt securities offered under such prospectus supplement:

•	the designation of such debt securities;

•	the aggregate principal amount of such debt securities;

•	the percentage of their principal amount at which such debt securities will be issued;

•	the currency or currencies for which such debt securities may be purchased and the currency or currencies in which principal of and any interest on debt securities may be payable;

•	if the currency for which such debt securities may be purchased or in which principal of and any interest may be payable is at the purchaser’s election, the manner in which such an election may be made;

•	the date or dates on which such debt securities will mature;

•	the rate or rates, if any, per annum at which such debt securities will bear interest, or the method of determination of such rate or rates (the debt securities may bear interest either at a fixed rate or at a variable rate determined by reference to indices that may include a commercial paper rate, CD rate, federal funds rate, treasury rate or such other interest rate formula as may be indicated in a prospectus supplement relating to such debt securities);

•	the times at which such interest, if any, will be payable;

•	provisions for a sinking, purchase or other analogous fund, if any; and

•	the date or dates, if any, after which such debt securities may be redeemed at our option or at the option of the holder and the redemption price or prices.

Principal, premium, if any, and interest, if any, on the debt securities will be payable and the debt securities will be transferable, at the office or agency of the trustee in New York, N.Y., provided that payment of interest, if any, may be made, at our option, by check mailed to the address of the person entitled thereto as it appears in the security register.

The indenture provides that there may be more than one trustee, each with respect to one or more different series of debt securities. If at any time there are two or more trustees, each with respect to different series of debt securities, the term debt securities shall refer to the one or more series with respect to which each respective trustee is acting.

The debt securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness.

The indenture currently provides that debt securities may be issued in fully registered form without coupons and, unless otherwise specified in the prospectus supplement, in denominations of $1,000 and multiples of $1,000. If debt securities are issued in bearer form, we will enter into a supplemental indenture with the trustee to modify the form of debt security, payment procedures and other related matters, as appropriate. The prospectus supplement will indicate whether the debt securities will be in registered or bearer form, the denominations to be issued, the procedures for payment of interest and principal thereon, and other matters. No service charge will be made for any transfer or exchange of the debt securities, but either we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Global securities

We may also issue debt securities of a series in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, the depository identified in the prospectus supplement relating to such series for purposes of book entry registration and transfer. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by or to the depository for such global security or its successor, or any nominee of such depository or successor depository.

The specific terms of the depository arrangement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in global securities representing debt securities will be described in the prospectus supplement relating to such debt securities.

Certain covenants of Gannett

Limitations of liens.    We will covenant that, so long as any of the debt securities issued under the indenture remain outstanding, we will not, nor will we permit any of our restricted subsidiaries, to issue, assume or guarantee any indebtedness for money borrowed secured by any mortgage, security interest, pledge, lien or other encumbrance on any of our assets or on any asset of our restricted subsidiaries, unless the outstanding securities are secured by such mortgage equally and ratably with such indebtedness. The term “restricted subsidiary” refers to any subsidiary as of December 26, 1982, which at such date was primarily engaged in the business of newspaper publishing.

Notwithstanding the above, this restriction, shall not apply to:

•	mortgages on property existing at the time that it is acquired;

•	mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or one of our restricted subsidiaries, or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or one of our restricted subsidiaries;

•	mortgages securing our indebtedness or indebtedness of one of our restricted subsidiaries owing to a restricted subsidiary or to us;

•	mortgages on property to secure indebtedness incurred for the purpose of financing all or any part of the price of acquisition, construction or improvement of such property, which indebtedness is incurred pursuant to a commitment obtained prior to or within 12 months after the later of such acquisition, completion of such improvements or construction or the placing in operation of such property;

•	mortgages in favor of the United States of America or any state thereof, or any political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages (including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings);

•	mortgages existing on January 27, 1986; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses.

Notwithstanding the above, we may or any of our restricted subsidiaries may, without securing the outstanding securities, issue, assume or guarantee secured indebtedness which would otherwise be subject to the above restrictions, provided that the aggregate amount of such indebtedness which, together with all attributable debt in respect of sale and leaseback transactions not otherwise permitted by the indenture, would then be outstanding (not including secured indebtedness under the foregoing exceptions) does not exceed 5% of our consolidated shareholders’ equity as of the end of the fiscal year preceding the date of such determination. The term “attributable debt” is defined as the present value (discounted as provided in the indenture) of the obligation of a lessee for net rental payments during the remaining term of any lease entered into in connection with a sale and leaseback transaction.

Limitation on sale and leaseback transactions.    Under the terms of the indenture, we and our restricted subsidiaries are prohibited from entering into any sale and leaseback transactions with any person (other than transactions between us and one of our restricted subsidiaries) of any of our assets or assets of our restricted subsidiaries, except for leases for a term, including renewals, of not more than three years. Notwithstanding the above, we may enter into such transactions if:

•	we or the restricted subsidiary involved would be entitled to issue, assume or guarantee indebtedness secured by the asset involved at least equal in amount to the attributable debt in respect of such transaction without equally and ratably securing the outstanding securities;

•	within a period commencing twelve months prior to the consummation of such sale and leaseback transaction and ending twelve months after such consummation, we or the restricted subsidiary involved has expended, or will expend, for our asset or assets or for the asset or assets of such restricted subsidiary an amount equal to the proceeds from such sale and leaseback transaction; or

•	an amount equal to the greater of the fair value (in the opinion of our Board of Directors) of such asset or such attributable debt is applied to the retirement of our funded non-subordinated indebtedness or that of our restricted subsidiary.

Restrictions on consolidation, merger or sale.    We will not consolidate with or merge into or dispose of all or substantially all of our property to any corporation unless the surviving corporation (if other than us) shall assume our obligations under the indenture and immediately after giving effect to such transactions, no event of default shall have happened and be continuing.

Events of default, waiver and notice

As to each series of debt securities, an event of default is defined in the indenture as being:

•	default for 30 days in payment of any interest on the debt securities of that series;

•	default in payment of principal and premium, if any, on the debt securities of that series when due either at maturity, upon redemption including pursuant to any sinking fund, by declaration or otherwise;

•	default by us in the performance of any other of the covenants or agreements in the indenture which shall not have been remedied for a period of 60 days after notice;

•	the due acceleration of indebtedness of at least $5,000,000 outstanding aggregate principal amount for money borrowed under the terms of the instruments under which such indebtedness is issued or secured, such acceleration not having been remedied, cured or waived; and

•	various events involving our bankruptcy, insolvency, or reorganization.

The indenture provides that the trustee may withhold notice to the holders of debt securities of any default (except in payment of principal of or interest or premium on the securities) if the trustee considers it in the interest of holders of debt securities to do so. No periodic evidence concerning compliance with the indenture or absence of defaults is required by the indenture.

The indenture provides that if an event of default due to the default in the payment of principal, interest or premium, if any, on any series of debt securities shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the debt securities of such series affected thereby then outstanding may declare the principal of all such debt securities (or, in the case of discounted debt securities, the amount payable according to the terms of such debt securities) to be due and payable immediately. The indenture also provides that if an event of default resulting from default in the performance of any other of the covenants or agreements in the indenture or from the due acceleration of indebtedness of at least $5,000,000 outstanding aggregate principal amount shall have occurred and be continuing and in various events of our bankruptcy, insolvency and reorganization, either the trustee or the holders of 25% in principal amount of all series of debt securities then outstanding for which the same entity serves as trustee (treated as one class) may declare the principal of all such debt securities to be due and payable immediately. Notwithstanding the above, upon certain conditions, including payment of past due principal and interest, such declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding.

The holders of a majority in principal amount of the debt securities of any and all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, provided that the holders shall have offered to the trustee reasonable indemnity against expenses and liabilities.

Defeasance

The indenture does not provide specifically for defeasance of any series of debt securities other than during the one year period immediately preceding the maturity of such series. However, we may amend the indenture to provide that, with respect to any series of debt securities to be issued after the date of the amendment, we will be entitled to defease any series of debt securities issued on or after the date thereof upon specified conditions. The defeasance amendment would provide that the indenture will cease to be of further effect with respect to a given series (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture with respect to such series), and we will be deemed to have satisfied and discharged the indenture with respect to such series, if:

•	we deposit or cause to be deposited with the trustee an amount in cash or the equivalent in securities of the government which issued the currency in which the debt securities are denominated (or government agencies backed by the full faith and credit of such government) sufficient to pay and discharge the principal at maturity of and interest, if any, to the date of maturity on such series; and

•	if we have paid or caused to be paid all other sums payable by us under the indenture with respect to such series.

The amendment would provide further that, in the event of any such defeasance, holders of those debt securities would be able to look only to that trust fund for payment of principal and premium, if any, and interest, if any, on the debt securities until maturity. The amendment would also provide that the deposit described above may only be made if the trustee has received an opinion of counsel to the effect that, as a result of the deposit, registration would not be required under the Investment Company Act of 1940, as amended, by the depositing party, the trust funds representing such deposit or the trustee.

The defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case holders of the debt securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. The holders thereafter might be required to include in income a different amount than would be includible in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

Modification of the indenture

The indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the debt securities of all series affected by such modification at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the debt securities; provided, that no such modification shall:

•	extend the final maturity of any debt security, or reduce the principal amount thereof (including in the case of an original issue discounted debt security, the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or impair or affect the right of any holder of debt securities to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder, without the consent of the holder of each debt security so affected, or

•	reduce the aforesaid percentage of debt securities the consent of the holders of which is required for any such modification without the consent of the holders of each debt security affected.

The indenture also permits us and the trustee to amend the indenture without the consent of the holders of debt securities in various other circumstances, including if we merge or if the trustee with respect to the debt securities of one or more series is replaced.

The trustee

We may maintain a bank account and have other normal banking relationships with the trustee in the ordinary course of business.

Description of warrants

We may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any debt securities offered by any prospectus supplement and may be attached to or separate from the debt securities. The warrants will be issued under warrant agreements which we will enter into with a bank or trust company, as warrant agent, which will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing the warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summaries of certain provisions of the form of warrant agreement and warrant certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificate.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency for which warrants may be purchased;

•	the designation, aggregate principal amount, currency and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

•	if applicable, the date on and after which the warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon the exercise of one warrant and the price and currency at which such principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire, referred to as the expiration date;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer (if in registered form), and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise or to enforce covenants in the indenture.

Exercise of warrants

Each warrant will entitle the holder to purchase a principal amount of debt securities at the exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to 5:00 p.m. New York time on the expiration date set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date (or such later date to which we may extend the expiration date), unexercised warrants will become void.

Warrants may be exercised by delivery to the warrant agent of payment as provided in the prospectus supplement of the amount required to purchase the debt securities purchasable upon exercise, together with the required information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon that exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Plan of distribution

We may sell the securities being offered hereby directly to purchasers, through agents, through underwriters, or through dealers. In the applicable prospectus supplement, we will set forth the terms of the offering of securities made by that prospectus supplement, including the name or names of any underwriters, the public offering price and the proceeds we will receive from that sale, any underwriting discounts and other items constituting underwriters’ compensation, any discounts or commissions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

We may directly solicit offers to purchase securities or we may designate agents from time to time to solicit offers. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, then we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by that dealer at the time of resale.

Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

If so indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and unless we otherwise agree, the aggregate proceeds of securities pursuant to contracts shall not be less than, nor more than, the respective proceeds stated in the prospectus supplement. Purchasers with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

Underwriters and agents or their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Legal opinions

Certain legal matters will be passed on for Gannett by Thomas L. Chapple, Esq., who is our Senior Vice President, General Counsel and Secretary, and by Nixon Peabody LLP, Washington, D.C., and for any underwriters by Simpson Thacher & Bartlett, New York, New York. Mr. Chapple owned beneficially as of March 3, 2002, 15,728 shares of Gannett’s common stock and has options to purchase 98,330 shares of Gannett’s common stock.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Gannett Co., Inc. for the period ended December 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.